                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

1. Orrstown Bank, Orrstown, Pennsylvania; a state-chartered bank organized under the Pennsylvania Banking Code of 1965.

2. Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life, and disability insurance, which services customers of Orrstown Bank.